NINA RICCI




DE:               Valerie Lachance
A:                Mr. Schwarz
DATE:             09/04/02
FAX N(degree):    00 43 1 5354255

NINA RICCI - 39 avenue Montaigne - 75008 PARIS - FRANCE
Tel.: (33).01.40 88 64 42/ Fax: (33).01.40 88 65 38



Mr Schwarz,

     Please find enclosed the confirmation for Alzbeta for the shooting by David Hamilton of the Nina Ricci Autumn/Winter advertising campaign in St Tropez. The date will be 13th and 14th of April with 15th as a weather day. The travel to St Tropez will be the 12th in the afternoon, I will confirm you all details as soon as possible. The tariff for the fee and rights for 6 months will be 120,000 ffrs plus 10% agency's commission.



Best regards

/s/ Valerie Lachance
Valerie Lachance